Exhibit 99.1

HEXION COMMENTS ON PROPOSAL BY HUNTSMAN SHAREHOLDERS

COLUMBUS, Ohio – (August 28, 2008) – Hexion Specialty Chemicals, Inc. today issued the following statement in response to a Report on Schedule 13D filed by several shareholders of Huntsman Corporation (NYSE: HUN) with the Securities and Exchange Commission, in which they propose an alternative transaction for the combination of Hexion and Huntsman.

“While we appreciate the efforts of these shareholders, due to the dramatic increase in Huntsman’s net debt and decrease in its earnings since last July, their proposal does not come close to making the combined company solvent. Huntsman’s shareholders lack this information because Huntsman has, despite our repeated requests for more than two months, refused to permit its shareholders to review our Delaware complaint and the Duff & Phelps solvency analysis. If this information were made public, Huntsman shareholders would understand that this proposal is inadequate. Furthermore, the proposal is for incremental, not alternative debt financing, as specified under the merger agreement.

We are not seeking to renegotiate this transaction. We are seeking to terminate it, and obtain judicial confirmation that Hexion has no obligation to pursue the acquisition or to pay Huntsman a termination fee.”

About Hexion Specialty Chemicals
Based in Columbus, Ohio, Hexion Specialty Chemicals serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Hexion Specialty Chemicals is controlled by an affiliate of Apollo Management, L.P. Additional information is available at www.hexion.com.

Forward Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the management of Hexion Specialty Chemicals, Inc. (which may be referred to as “Hexion,” “we,” “us,” “our” or the “Company”) may from time to time make oral forward-looking statements. Forward looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” or similar expressions. Forward-looking statements reflect our current views about future events and are based on currently available financial, economic and competitive data and on our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our markets, services, prices and other factors as discussed in our 2007 Annual Report on Form 10-K, and our other filings, with the Securities and Exchange Commission (SEC). Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: economic factors such as an interruption in the supply of or increased pricing of raw materials due to natural disasters, competitive factors such as pricing actions by our competitors that could affect our operating margins, risks related to the litigation referred to in this news release and regulatory factors such as changes in governmental regulations involving our products that lead to environmental and legal matters as described in our 2007 Annual Report on Form 10-K, and our other filings, with the SEC.

Hexion Specialty Chemicals Contacts:

Investors
John Kompa
Director, Investor Relations
Hexion Specialty Chemicals, Inc.
+1 614 225 2223
john.kompa@hexion.com

Media Contacts
Sard Verbinnen & Co
Anna Cordasco/Jonathan Gasthalter
(212) 687-8080

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